Exhibit (a)(5)(ii)

To be distributed via email
13 May, 2004

Team,

TELUS announced today our intention to make a bid to acquire all publicly traded securities of Microcell, the Montreal-based operator of the Fido wireless network. Reflecting TELUS' financial strength, the bid is an all-cash offer worth Cdn.$1.1 billion.

This offer seizes an opportunity to expand our national capabilities in North America's vigorously growing wireless industry. Our bid to acquire Microcell fully supports three of our key corporate strategic imperatives. First, to "build national capabilities across wireless, data, voice and IP;" second, to "partner, acquire and divest to accelerate the implementation of our strategy;" and third, to "focus relentlessly on the growth markets of wireless, data and IP."

The acquisition, if successful, would enhance TELUS Mobility's established strength as a leading national wireless carrier, most particularly in the important markets of Quebec and Ontario and would accelerate our growth in the wireless market still further. If completed, the transaction would provide TELUS considerable financial benefits, including tax, capital and operating synergies.

TELUS Mobility has a proven track record of successfully integrating wireless businesses and can offer unsurpassed national coverage, exceptional client care and leading products and services to Microcell customers. If accepted, this transaction will not only offer an attractive return to Microcell security holders but it will also provide a positive future for Microcell's customers to whom we look forward to providing our superior service excellence.

Our bid to acquire Microcell is certain to generate a great deal of interest in the media and in the financial community and you may receive requests for more information. Due to the nature of this type of transaction, access to information must be carefully managed and is subject to legal restrictions. It is important to not provide anyone information about this transaction other than what is found in the news release or approved internal documents. TELUS' corporate disclosure policy will assist you in effectively managing information while remaining compliant with all applicable legal and business requirements. The news release, our corporate disclosure policy and a summary to help explain key points about our policy are available on the teamTELUS intranet portal.

Media calls should be directed to Nick Culo at TELUS (phone 780-493-7236) or Mark Langton at TELUS Mobility (phone 416-684-3454). Investor relations calls should be directed to Randy Mah at TELUS investor relations (phone 780-493-7317) or to the TELUS investor hotline (1-800-667-4871).

The closing of the transaction will depend on acceptance of our offers by at least two-thirds of the publicly held classes of Microcell securities and receipt of necessary regulatory approvals and satisfaction of other certain conditions. Given that it is an unsolicited bid, there is no guarantee that it will be successful. Regardless of outcome, team members can all be proud that we have embarked on a journey to move forward on three of our key corporate strategic imperatives.

Please keep in mind that our bid to acquire Microcell is an involved process that may take several months to complete. The teamTELUS intranet portal, telus.com, and TELUS Mobility Source intranet site will all be updated with available information on our bid to acquire Microcell. In the meantime, it is `business as usual' at TELUS and TELUS Mobility.

Thank you for your efforts to deliver on our 2004 corporate priorities and to continue leading the way in the competitive telecommunications industry.

Cheers, Darren Entwistle
Member of the TELUS Team


THIS COMMUNICATION IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS
NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES AND WARRANTS OF MICROCELL. THE SOLICITATION AND THE OFFERS TO PURCHASE MICROCELL SHARES AND WARRANTS WILL ONLY BE MADE PURSUANT TO THE OFFERS TO PURCHASE AND CIRCULAR AND RELATED OFFER MATERIALS THAT TELUS INTENDS TO FILE WITH CANADIAN REGULATORY AUTHORITIES AND THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL INCLUDE IMPORTANT INFORMATION INCLUDING THE TERMS AND CONDITIONS OF THE OFFERS. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY TELUS WITH THE SEC AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM TELUS INVESTOR RELATIONS. COPIES OF THE OFFERS TO PURCHASE AND CIRCULAR AND RELATED OFFER MATERIALS CAN ALSO BE OBTAINED FREE OF CHARGE, WHEN AVAILABLE, BY CONTACTING RBC CAPITAL MARKETS AT (416) 842-7519 OR 1-888-842-7519 AND COMPUTERSHARE TRUST COMPANY OF CANADA AT 1-866-982-8786.